Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

PROMISSORY NOTE

Effective Date: December 20, 2024	U.S. $5,480,000.00

FOR VALUE RECEIVED, Cingulate Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $5,480,000.00 (or such lesser principal amount of the loan made and not repaid from time to time to the Borrower by the Lender pursuant to this Note) and any interest, fees, charges, and late fees accrued hereunder on the date that is eighteen (18) months after the Effective Date (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Outstanding Balance at the rate of nine percent (9%) per annum from the Effective Date until the same is paid in full. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note. This Promissory Note (this “Note”) is issued and made effective as of the date set forth above (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated December 20, 2024, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an original issue discount of $450,000.00 (the “OID”). In addition, Borrower agrees to pay $30,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of this Note and are deemed to be fully earned and non-refundable as of the Effective Date. The purchase price for this Note shall be $5,000,000.00 (the “Purchase Price”), computed as follows: $5,480,000.00 original principal balance, less the OID, less the Transaction Expense Amount. The Purchase Price shall be payable by Lender by wire transfer of immediately available funds.

1. Payment; Prepayment; Monitoring Fee.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America as provided for herein, and delivered to Lender at the bank account furnished to Borrower for that purpose. All payments shall be applied first to (a) costs of collection, if any, then to (b) fees and charges, if any, then to (c) accrued and unpaid interest, and thereafter, to (d) principal.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder without any premium or penalty.

1.3. Monitoring Fee. If this Note is still outstanding on the 90-day anniversary of the Effective Date (the “Calculation Date”), Borrower will be charged a fee to cover Lender’s accounting, legal and other costs incurred in monitoring this Note calculated as follows: the Outstanding Balance as of the Calculation Date divided by .85 less the Outstanding Balance on the Calculation Date (the “Monitoring Fee”). The Monitoring Fee will automatically be added to the Outstanding Balance on the Calculation Date without any further action by either party. By way of example only, if the Outstanding Balance on the Calculation Date were $1,000,000.00, a Monitoring Fee of $176,471.00 would be added to the Outstanding Balance ($1,000,000.00/.85 = $1,176,741.00; $1,176,141.00 - $1,000,000.00 = a Monitoring Fee of $176,471.00). Notwithstanding the foregoing, the Monitoring Fee and interest accrued on the Monitoring Fee will be forgiven, on a pro rata basis, each time Borrower makes a cash payment hereunder.

2. Security. This Note is unsecured.

3. Redemptions. Beginning on July 2, 2025, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem up to the Maximum Monthly Redemption Amount (such amount, the “Redemption Amount”) per calendar month by providing written notice to Borrower (each, a “Redemption Notice”). For the avoidance of doubt, Lender may submit to Borrower one (1) or more Redemption Notices in any given calendar month. Upon receipt of a Redemption Notice, Borrower shall pay the applicable Redemption Amount in cash to Lender within three (3) Trading Days of Lender’s delivery of such Redemption Notice.

4. Trigger Events, Defaults and Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, which event remains uncured for a period of five (5) Trading Days; (d) Borrower makes a general assignment for the benefit of creditors, which event remains uncured for a period of five (5) Trading Days; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign), which default remains uncured for a period of five (5) Trading Days; (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower, which event remains uncured for a period of five (5) Trading Days; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement; (i) Borrower defaults or otherwise fails to observe or perform (after giving effect to any grace periods) any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, which event continues for a period of five (5) Trading Days following notice by Lender to Borrower thereof; (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished, which remains uncured for a period of five (5) Trading Days; (k) Borrower effectuates a reverse split of its Common Shares without twenty (20) Trading Days prior written notice to Lender; (l) any United States money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; or (m) Borrower or any subsidiary of Borrower, breaches any covenant or other term or condition contained in any Other Agreements in any material respect, which default remains uncured for a period of five (5) Trading Days.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

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4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.2. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

8. Arbitration of Disputes. Each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement with respect to any disputes regarding this Note.

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9. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

10. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

11. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to its affiliates without the consent of Borrower. This Note may not be offered, sold, assigned or transferred by Lender to a third party without Borrower’s written consent, which consent will not be unreasonably withheld.

12. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

13. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

14. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER:

Cingulate Inc.

By:	/s/ Shane Schaffer
Shane Schaffer, CEO

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Streeterville Capital, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Shares” means shares of Borrower’s common stock, par value $0.0001.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Shares, other than an increase in the number of authorized shares of Borrower’s Common Shares, (vi) Borrower transfers any material asset to any subsidiary, affiliate, person or entity under common ownership or control with Borrower other than Cingulate Therapeutics LLC or Cingulate Works, Inc., or (vii) Borrower pays or makes any monetary or non-monetary dividend or distribution to its shareholders; or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower; provided, however, that a consolidation or merger of any existing subsidiary of Borrower with any other subsidiary of Borrower existing as of the date of the Purchase Agreement shall not constitute a Fundamental Transaction. For the avoidance of doubt, Borrower or any if its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction unless such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction.

A3. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(h).

A4. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A5. “Maximum Monthly Redemption Amount” means $550,000.00.

A6. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A7. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A8. “Outstanding Balance” means as of any date of determination, the Purchase Price, plus the OID, plus the Transaction Expense Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, and any other fees or charges incurred under this Note.

A9. “Trading Day” means any day on which Borrower’s principal market is open for trading.

A10. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided, however, that Lender may only apply the Trigger Event up to three (3) times for Major Trigger Events and three (3) times for Minor Trigger Events.

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Exhibit A to Promissory Note, Page 1